Exhibit 10.2
NEWFIELD EXPLORATION COMPANY
2011 OMNIBUS STOCK PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD
TOTAL STOCKHOLDER RETURN (TSR)

Awardee
Date of Award:	February 10, 2016
Target Number of Restricted Stock Units:	_______________

    Effective as of the Date of Award set forth above (the “Date of Award”), the Compensation & Management Development Committee (the “Committee”) of the Board of Directors of Newfield Exploration Company, a Delaware corporation (the “Company”), hereby awards to you, the above-named awardee, the target number of restricted stock units (the “TSR Restricted Stock Units”) set forth above (the “Target Restricted Stock Units”), on the terms and conditions of the Newfield Exploration Company 2011 Omnibus Stock Plan, as amended and restated May 15, 2015 (the “Plan”), the attached Terms and Conditions (the “Terms and Conditions”), and this Notice of Restricted Stock Unit Award Total Stockholder Return (TSR) (the “Notice”).
The TSR Restricted Stock Units shall be subject to the prohibitions and restrictions set forth herein with respect to the sale or other disposition of such TSR Restricted Stock Units and the obligation to forfeit and surrender such TSR Restricted Stock Units to the Company (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall lapse at the time and in the manner described in the attached Terms and Conditions. The number of TSR Restricted Stock Units that may become Earned Restricted Stock Units in respect of this award upon lapse of the Forfeiture Restrictions may range from 0% to 200% of the Target Restricted Stock Units, as described in the Terms and Conditions.
Following the lapse of the Forfeiture Restrictions applicable to the TSR Restricted Stock Units, the Company shall issue to you, at the time of payment provided in the attached Terms and Conditions, one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in exchange for each Earned Restricted Stock Unit and thereafter you shall have no further rights with respect to the TSR Restricted Stock Units, and such shares of the Common Stock shall be transferable by you (except to the extent that any proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of applicable federal or state securities law).
Notwithstanding any provisions of the Plan, shares of Common Stock shall be transferred at the time(s) specified in this Notice and the Terms and Conditions.
The TSR Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of (other than by will or the

1

applicable laws of descent and distribution). Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Notice or the Terms and Conditions shall be void and the Company shall not be bound thereby. Any shares of Common Stock issued to you in exchange for the Earned Restricted Stock Units may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of any such shares of the Common Stock to be registered on the stock register of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable federal or state securities law; and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares of the Common Stock.
The shares of Common Stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.
Capitalized terms that are not defined herein shall have the meaning ascribed to such terms in the Plan or the Terms and Conditions.
In accepting the award of the TSR Restricted Stock Units you accept and agree to be bound by all the terms and conditions of the Plan, this Notice and the Terms and Conditions. A copy of the Plan will be furnished to you upon request.
IN WITNESS WHEREOF, the Committee has caused this Notice to be duly executed by an authorized officer of the Company, and Awardee has executed this Notice, all as of the date first above written.
NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

AWARDEE

[Awardee]

2

NEWFIELD EXPLORATION COMPANY
2011 OMNIBUS STOCK PLAN
TERMS AND CONDITIONS

1.
CONTINUOUS EMPLOYMENT REQUIREMENT. If, prior to the last day of the Performance Period, your employment with the Company and all direct and indirect wholly owned subsidiaries (collectively, the “Company Group”) is terminated for any reason other than your death, Disability or Qualified Retirement, you shall, for no consideration, forfeit to the Company all TSR Restricted Stock Units to the extent then subject to Forfeiture Restrictions (the “Continuous Employment Requirement”). For the avoidance of doubt, if before the end of the Performance Period you incur a Separation From Service due to your death, Disability or Qualified Retirement, then you shall be deemed to have satisfied the Continuous Employment Requirement and to have earned the number of Earned Restricted Stock Units that you would have actually earned had you remained employed through the end of the Performance Period determined in accordance with Section 2 as of the end of the Performance Period.

2.
TSR VESTING OBJECTIVE. If the Continuous Employment Requirement is satisfied, the Forfeiture Restrictions applicable to the award evidenced by the Notice of Restricted Stock Unit Award Total Stockholder Return (TSR) (the “Notice”) to which these Terms and Conditions are attached (the “Terms and Conditions”), shall lapse and you shall be entitled to receive Common Stock in respect of Earned Restricted Stock Units upon the Committee’s certification of its determination of the Company’s TSR Rank in respect of the Performance Period with regard to Total Stockholder Return as compared to the Total Stockholder Return of the Peer Companies as outlined in these Terms and Conditions (the “TSR Vesting Objective”). The Committee shall have the sole discretion for determining the level of achievement with respect to the TSR Vesting Objective and the resulting number of Earned Restricted Stock Units, and any such determinations shall be conclusive.

3.	DEFINITIONS. For purposes of these Terms and Conditions, the following terms shall have the indicated meanings:
(a)    “Disability” shall have the meaning ascribed to that term under Section 409A.
(b)    “Earned Restricted Stock Units” means the number of TSR Restricted Stock Units determined to be earned for the Performance Period, subject to your satisfaction of the Continuous Employment Requirement, which shall be determined as follows:

	TSR Rank	Percentage of Target Restricted Stock Units that Become Earned Restricted Stock Units
First Quartile	1-3	200%
	4	180%
	5	160%
Second Quartile	6	140%
	7	130%
	8	120%
	9	110%
	10	100%
Third Quartile	11	90%
	12	80%
	13	70%
	14	60%
	15	50%
Fourth Quartile	16-20	0%

Any TSR Restricted Stock Units that do not become Earned Restricted Stock Units as of the end of the Performance Period shall terminate and be cancelled upon the expiration of the Performance Period.

(c)    “Peer Company” means (A) one of the following companies (or their publicly-held successors, whether it be through a transaction involving cash, stock or any combination thereof, as of the closing date of such purchase, merger or combination thereof, or if the successor is not a publicly-held successor (e.g. private-equity firm), the peer company shall be replaced by the EPX Index (aka Sig Oil Exploration & Production) as of the closing date of the purchase, merger or combination thereof), that (B) has had its primary common equity security listed or traded on a national securities exchange throughout the Performance Period:

Bill Barrett Corp.	Energen Corp.	PDC Energy, Inc.
Carrizo Oil & Gas Inc.	EP Energy	Pioneer Natural Resources Co.
Chesapeake Energy Corp.	Jones Energy	QEP Resources, Inc.
Cimarex Energy Co.	Marathon Oil Corp.	SM Energy Co.
Concho Resources Inc.	Matador Resources Co.	Whiting Petroleum Corp.
Continental Resources Inc.	Noble Energy, Inc.	WPX Energy, Inc.
Devon Energy Corp.

(d)    “Performance Period” means the period commencing January 1, 2016 and ending December 31, 2018.

(e)    “Qualified Retirement” means you (i) either are (A) at least age 60 and sign a non-compete agreement (the form of which is attached hereto as Exhibit A) that is effective until your reaching age 62 or (B) are at least age 62, (ii) have at least 10 years of Qualified Service and (iii) provide the Requisite Notice.
(f)     “Qualified Service” means your continuous employment with the Company or a subsidiary of the Company during the time that such subsidiary is, directly or indirectly, a wholly owned subsidiary of the Company, plus any additional service credit granted to you (or a group of employees of which you are a member) by the Board of Directors of the Company.
(g)     “Requisite Notice” means (i) if you are an officer of the Company, at least six months prior written notice to the Board of Directors of the Company or (ii) otherwise, at least three months prior written notice to the chief executive officer of the Company.
(h)    “Section 409A” means section 409A of the Internal Revenue Code of 1986, as amended, and the final Department of Treasury regulations issued thereunder.
(i)    “Separation From Service” has the meaning ascribed to that term in Section 409A.
(j)    “TSR Rank” means the Company’s rank from one to the number that is equal to one plus the total number of Peer Companies (including the EPX Index, if applicable) at the end of the Performance Period, with the Company and each such Peer Company (including the EPX Index, if applicable) together ranked from best to worst based on the Total Stockholder Return of the Company and each such Peer Company (including the EPX Index, if applicable) for the Performance Period.
(k)    “Total Stockholder Return” for the Performance Period means the rate of return (expressed as a percentage) achieved with respect to the Common Stock of the Company or the primary common equity security of each Peer Company (including the EPX Index, if applicable): (A) if $100 was invested in each such security or index on January 1, 2016 assuming a purchase price equal to the average closing price of each such security or index for all the trading days during the month of January 2016; (B) if the record date for any dividend to be paid with respect to a particular security occurs during the Performance Period, such dividend was reinvested in such security as of the ex-dividend date for such dividend (using the closing price of such security on such ex-dividend date); and (C) if the valuation of such security or such index at the end of the Performance Period is assumed to be the average closing price of each such security or index for all of the trading days during the month of December 2018 (the “Closing Value”). For clarification purposes, if a Peer Company merges or is acquired by another publicly-held company, or if a Peer Company is replaced by the EPX Index, the calculation of Total Stockholder Return for such Peer Company shall be the Total Stockholder Return of such company through the closing date of the corresponding acquisition or merger, and after factoring in the applicable conversion into the successor publicly-held company, the Total Stockholder Return of such successor publicly-held company or EPX Index on the trading date immediately following the closing date of the corresponding acquisition or merger going forward. In addition, notwithstanding anything herein to the contrary, if a Peer Company ceases to be a publicly traded company at any time during the Performance Period due to or following its bankruptcy or de-listing, such company shall remain a Peer Company with its Total Stockholder Return automatically deemed to occupy the lowest available rank (i.e., if a Peer Company has been de-listed or has filed bankruptcy, then any subsequent Peer Company to be de-listed or to file bankruptcy will occupy the next to lowest rank) among the Peer Companies (including the EPX Index, if applicable, and the Company) for the Performance Period.

4.
CHANGE OF CONTROL. The impact of a Change of Control of the Company on the TSR Restricted Stock Units shall be determined under the provisions of this Section 4 rather than under any provisions of the Plan dealing with vesting or the lapse of forfeiture restrictions. If a Change of Control of the Company occurs before the end of the Performance Period and you do not terminate employment with the Company Group before the date the Change of Control of the Company is consummated, then if the Change of Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A, upon the consummation of such Change of Control, you shall be deemed to have earned a number TSR Restricted Stock Units equal to the number of Earned Restricted Stock Units you would have earned in accordance with Section 2, but assuming that (a) the Performance Period ended on the date the Change of Control of the Company is consummated, (b) the determination of whether, and to what extent, the TSR Vesting Objective is achieved shall be based on actual performance through the date the Change of Control of the Company is consummated, and (c) the Closing Value for the Company and each Peer Company (including the EPX Index, if applicable) is equal to the average closing price of the Common Stock or the primary common equity security of each Peer Company, as applicable, for all trading days during the 30-day period ending on the date the Change of Control of the Company is consummated, instead of calculating the Closing Value as of December 31, 2018.

5.
PAYMENT IN SETTLEMENT OF EARNED RSUS. The Committee shall determine and certify of the level of achievement of the TSR Vesting Objective as soon as administratively practicable following the end of the Performance Period (or shortened Performance Period, in the event of a Change of Control). If you have satisfied the Continuous Employment Requirement, payment in respect of Earned Restricted Stock Units shall be made to you as soon as practicable, but no later than 60 days following, as applicable (a) the last day of the Performance Period (including in the case of your Separation From Service due to your death, Disability or Qualified Retirement); or (b) the date the Change of Control of the Company is consummated if the Change of Control of the Company qualifies as a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation, within the meaning of Section 409A, in the case of vesting under Section 4. As provided in the Notice, payment in settlement of Earned Restricted Stock Units shall be made in the form of one share of Common Stock in exchange for each Earned Restricted Stock Unit, subject to satisfaction of applicable withholding and other taxes as provided in Section 7.

6.
PROHIBITED ACTIVITY. Notwithstanding any other provision of these Terms and Conditions or the Notice, if you engage in a “Prohibited Activity,” as described below, while employed by one or more members of the Company Group or within two years after the date your employment with the Company Group terminates, then your right to receive the shares of the Common Stock, to the extent still outstanding at that time, shall be completely forfeited. A "Prohibited Activity" shall be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if you divulge any non-public, confidential or proprietary information of the Company Group, but excluding information that (a) becomes generally available to the public other than as a result of your public use, disclosure, or fault, or (b) becomes available to you on a non-confidential basis after your employment termination date from a source other than a member of the Company Group prior to the public use or disclosure by you, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by a contractual, legal or fiduciary obligation.

7.
TAX WITHHOLDING. Unless otherwise specifically provided otherwise in the future by an action of the Committee (which action may not be delegated to management), the Committee hereby authorizes and specifically directs the Company to reduce the number of shares of Common Stock deliverable upon the lapse of the Forfeiture Restrictions applicable to the TSR Restricted Stock Units that become Earned Restricted Stock Units by the minimum number of shares of Common Stock necessary to satisfy the Company’s Minimum Statutory Withholding Obligation in accordance with the Plan; provided, that where the Fair Market Value of the shares of Common Stock does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold shares of Common Stock with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and you must satisfy the remaining Minimum Statutory Withholding Obligation through the payment of cash or check or withholding of cash amounts due in the appropriate amount and in compliance with the terms of the Plan, the Notice, and these Terms and Conditions.

8.	NONTRANSFERABILITY. Neither the TSR Restricted Stock Units, the Notice nor the Terms and Conditions is transferable by you otherwise than by will or by the laws of descent and distribution.

9.
CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the TSR Restricted Stock Units shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to the Notice to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

10.
RESTRICTED STOCK UNITS DO NOT AWARD ANY RIGHTS OF A STOCKHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the TSR Restricted Stock

Units that are awarded hereby. Only after a share of the Common Stock is issued in exchange for an Earned Restricted Stock Unit will you have all of the rights of a stockholder with respect to such share of Common Stock issued in exchange for the Earned Restricted Stock Unit.

11.
NO ADVICE REGARDING RESTRICTED STOCK UNIT AWARD. You acknowledge and agree that (a) you are not relying upon any written or oral statement or representation of the Company Group, or any of its respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with your receipt and holding of, the lapse of Forfeiture Restrictions with respect to and the settlement of the TSR Restricted Stock Units, and (b) in deciding to accept the TSR Restricted Stock Units, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your receipt and holding of, the lapse of Forfeiture Restrictions with respect to and the settlement of the TSR Restricted Stock Units.

12.
EMPLOYMENT RELATIONSHIP. For purposes of the Notice and these Terms and Conditions, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with a member of the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship and the cause of such termination under the Plan, and the Committee’s determination shall be final and binding on all Persons. The Committee may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company or the Company Group, provided that rights to the TSR Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began. Records of the Company or of the Company Group regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

13.
FURNISH INFORMATION. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

14.
NOT AN EMPLOYMENT AGREEMENT. The Notice and the Terms and Conditions are not an employment agreement, and no provision of the Notice or these Terms and Conditions shall be construed or interpreted to create an employment relationship between you and any member of the Company Group or guarantee the right to remain employed by any member of the Company Group for any specified term.

15.	SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, as amended (the “Securities Act”), you consent to the placing on any certificate for the shares of the Common Stock issued under the Notice an appropriate legend restricting resale or other transfer of such shares except in accordance with the Securities Act and all applicable rules thereunder.

16.
LIMIT OF LIABILITY. Under no circumstances will any member of the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any Person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan. No member of the Company Group and no member of the Board of Directors shall be liable for any act, omission or determination taken or made in good faith with respect to the Notice, the Terms and Conditions or the TSR Restricted Stock Units granted thereunder.

17.
EXECUTION OF RECEIPTS AND RELEASES. Any payment of cash or any issuance or transfer of shares of Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance to execute a release and receipt therefor in such form as it shall determine.

18.
FUNDING. You shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments that the Company may make to aid it in meeting its obligations under the Notice and the Terms and Conditions. Your right to receive payments under the Notice and the Terms and Conditions shall be no greater than the rights of an unsecured general creditor of the Company.

19.	NO GUARANTEE OF INTERESTS. The Board of Directors and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

20.
INFORMATION CONFIDENTIAL. As partial consideration for the granting of the award under the Notice and the Terms and Conditions, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to these Terms and Conditions or the Notice; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

21.	SUCCESSORS. These Terms and Conditions and the Notice shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

22.
SEVERABILITY. If any provision of these Terms and Conditions or the Notice is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and these Terms and Conditions and the Notice shall be construed and enforced as if the illegal or invalid provision had never been included.

23.	HEADINGS. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

24.
GOVERNING LAW. All questions arising with respect to the provisions of these Terms and Conditions and the Notice shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.

25.
CONSENT TO TEXAS JURISDICTION AND VENUE. You hereby consent and agree that state courts located in Montgomery County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the TSR Restricted Stock Units, these Terms and Conditions, or the Notice. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

26.
AMENDMENT. These Terms and Conditions and the Notice may be amended by the Committee at any time; provided, that no such amendment shall adversely affect the TSR Restricted Stock Units in any material way, without your written consent.

27.
MISCELLANEOUS. The Notice is awarded pursuant to and is subject to all of the terms and conditions of the Plan (including any amendments thereto) and these Terms and Conditions. In the event of a conflict between these Terms and Conditions, the Plan and the Notice, the Plan provisions will control. The term “you” and “your” refer to the Awardee named in the Notice. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan or the Notice.

EXHIBIT A
NON-COMPETE AGREEMENT
THIS NON-COMPETE AGREEMENT (this “Agreement”) is dated as of [date of Qualified Retirement] and is by and between Newfield Exploration Company, a Delaware corporation (the “Company”), and ________________, a retiring employee of the Company (“Retiring Employee”).
R E C I T A L S:
WHEREAS, Retiring Employee has been granted the awards set forth on Annex A hereto (the “Awards”) by the Company;
WHEREAS, pursuant to the terms of the agreements governing the Awards (the “Award Agreements”), Retiring Employee is entitled to certain benefits (the “Retirement Benefits”) if Retiring Employee’s termination of employment with the Company is by reason of a “Qualified Retirement” (as defined in each of the Award Agreements); and
WHEREAS, it is a condition to Retiring Employee being entitled to the Retirement Benefits that Retiring Employee enter into a Non-Compete Agreement substantially in the form of this Agreement;
NOW, THEREFORE, in consideration of the premises, the Retirement Benefits to be provided to Retiring Employee and the other covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.    Definitions; Rules of Construction.
(a)    Definitions. The following capitalized terms shall have the meaning given to it below:
“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and, if such specified Person is a natural person, the immediate family members of such specified Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or manager, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Competing Business” means any business involved in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect crude oil or natural gas within the Covered Area; provided, however, that “Competing Business” shall not include any business that provides services solely to assist other Persons in the acquisition or development of, or exploration for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas but does not itself acquire or develop, or explore for, crude oil or natural gas or any rights in or with respect to crude oil or natural gas within the Covered Area.
“Covered Area” means (i) the United States of America and (ii) any foreign jurisdiction (A) in which the Company is operating or (B) with respect to which the Company is actively considering for operations, in the case of clause (ii) only, as of the date hereof.
“Person” means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or association or other legal entity of any kind.
“Term” means the period commencing on the date hereof and ending on the date on which Retiring Employee attains the age of 62.
(b)    Rules of Construction. For purposes of this Agreement (i) unless the context otherwise requires, (A) “or” is not exclusive; (B) words applicable to one gender shall be construed to apply to each gender; (C) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (D) the term “Section” refers to the specified Section of this Agreement, (ii) the Section and other headings and titles contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (iii) a reference to any Person includes such Person’s successors and assigns.
2.    Non-Competition and Non-Solicitation. During the Term, Retiring Employee covenants and agrees with the Company that Retiring Employee shall not, directly or indirectly, individually, through an Affiliate or otherwise (including as an officer, director, employee or consultant) own an interest or engage in, participate with or provide any financial or other support, assistance or advice to any Competing Business; provided, however, that Retiring Employee may (a) when taken together with the ownership, directly or indirectly, of all of his Affiliates, own, solely as an investment, up to 5% of any class of securities of any Person if such securities are listed on any national securities exchange or traded on the Nasdaq Stock Market so long as Retiring Employee is not a director, officer, employee of, or analogously employed or engaged by, such Person or any of such Person’s Affiliates or (b) own securities issued by the Company. In addition, Retiring Employee agrees that during the Term he shall not, directly or indirectly: (i) interfere with the relationship of the Company or any Affiliate of the Company, or endeavor to entice away from the Company or any Affiliate of the Company, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the Company or its Affiliates, (ii) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its Affiliates, if such business competes with or will compete with the Company or any of its Affiliates, or (iii) employ, engage as a consultant or adviser, or solicit employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its Affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing. Retiring Employee agrees that the restrictions contained in this Section 2 are necessary to protect Company’s goodwill and confidential information the Company has provided to Retiring Employee.
3.    Specific Performance; Injunctive Relief. Retiring Employee specifically acknowledges and agrees that the Company, in providing the Retirement Benefits, has relied on the agreements and covenants of Retiring Employee contained in this Agreement and that the terms of this Agreement are reasonable and necessary for the protection of the Company. Retiring Employee specifically acknowledges and agrees that any breach or threatened breach by Retiring Employee of his or her agreements and covenants contained herein would cause the Company irreparable harm not compensable solely in damages. Retiring Employee further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Company be entitled to the remedies of specific performance, injunctive relief and similar remedies and Retiring Employee agrees to the granting of any such remedies upon a breach or threatened breach by Retiring Employee of any of the terms hereof. The Company also shall be entitled to pursue any other remedies (at law or in equity) available to it for any breach or threatened breach of this Agreement, including the recovery of money damages.
4.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. The parties agree to cooperate in any revision of this Agreement that may be necessary to meet the requirements of law. The parties further agree that a court may revise any provision of this Agreement to render the Agreement enforceable to the maximum extent possible.
5.    Amendment; Modification; Waiver. No amendment or modification of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Company and Retiring Employee, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar).
6.    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available.
7.    No Effect on Retiring Employee’s Obligations. This Agreement shall in no way affect any other duties or obligations Retiring Employee owes to the Company by contract, law or otherwise.
8.    Legal Fees. If either party hereto institutes any legal proceedings against the other for breach of any provision hereof, the losing party shall be liable for the costs and expenses of the prevailing party, including without limitation its reasonable attorneys’ fees.

9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
10.    Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Texas applicable to agreements made and to be performed wholly within that jurisdiction. Venue shall lie exclusively with the district courts of Montgomery County, Texas, and such courts shall have jurisdiction to hear all matters arising from this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and Retiring Employee has executed this Agreement, in each case, as of the day and year first above written.

NEWFIELD EXPLORATION COMPANY

By:
Name:
Title:

RETIRING EMPLOYEE

[Retiring Employee]

ANNEX A

[insert list of awards]